Exhibit 4.36

Shareholder’s Voting Rights Agreement

with respect to

Chengdu Li’ao Culture Communication Co, Ltd.

between

Chengdu Li’ao Culture Communication Co, Ltd.

Leo Ou Chen

and

Tianjin Cyril Information and Technology Co., Ltd.

July 1, 2016

Shareholder’s Voting Rights Agreement

The SHAREHOLDER’S VOTING RIGHTS AGREEMENT (the “Agreement”) was made and entered into in Beijing, People’s Republic of China by and among the following Parties on July 1, 2016:

1.            Leo Ou Chen (hereinafter as “Existing Shareholder”)

Identity card number : ***

2.            Tianjin Cyril Information and Technology Co., Ltd. (hereinafter referred to as “Tianjin Cyril”)

Registered Address: Room 807-4, 8th Floor, Chuangzhi Building, 482 Dongman Zhonglu, Tianjin Eco-City

Legal Representative:Yusen Dai

3.            Chengdu Li’ao Culture Communication Co, Ltd. (hereinafter referred to as “Company”)

Registered Address:      Room 808, 8th Floor, Building 1, 1388 Tianfu Avenue Middle Section, Chengdu High and New Technology District

Legal Representative:Leo Ou Chen

(In this Agreement, the above Parties are respectively referred to as “Party” and collectively referred to as “Parties”).

WHEREAS:

1.            The Existing Shareholder is the shareholder of the Company and hold 100% equity interest of the Company;

2.            The Existing Shareholder intends to entrust an individual designated by Tianjin Cyril to exercise his voting rights in the Company, and Tianjin Cyril intends to appoint an individual to accept such entrustment.

Based on amicable negotiations, the Parties have agreed as follows:

Article 1  Entrustment of Voting Rights

1.1          The Existing Shareholder hereby irrevocably undertakes to sign the power of attorney in a form and substance set forth in Annex 1 of this Agreement to authorize the person designated by Tianjin Cyril (hereinafter referred to as the “Proxy”) to exercise on his behalf the following rights (hereinafter collectively referred to as the “Voting Rights”) entitled by the Existing Shareholder in accordance with the then-effective articles of association of the Company:

(1)        to represent the Existing Shareholder to exercise his voting right, make and execute resolutions with respect to all matters requiring the Existing Shareholder’s resolution, including but not limited to: designating and electing directors, general manager and other senior management personnel whose appointment or dismissal should be decided by the Existing Shareholder; disposing of the Company’s assets; dissolving or liquidating the Company, and forming the liquidation group on behalf of the Existing Shareholder and exercising the powers entitled by the liquidation group during the liquidation;

(2)        to exercise other voting rights entitled by the Existing Shareholder under the PRC Laws and regulations (including amendments, alterations, additions and re-enactments thereto, regardless whether they took effect before or after the conclusion of this Agreement);

(3)        to exercise other shareholder’s voting rights under the articles of association of the Company (including any other shareholder’s voting rights entitled after the amendment to the articles of association of the Company); and

(4)        when the Company’s equity interest held by the Existing Shareholder is transferred according to the exclusive purchase option agreement separately entered into by the Parties, to sign relevant equity transfer agreement and other relevant documents on behalf of the Existing Shareholder and go through the government approvals, registration, filings and such other procedures necessary for such transfer.

The above authorization and entrustment is premised on the condition that the Proxy shall be a Chinese citizen and that Tianjin Cyril agrees to the above authorization and entrustment. When and only when Tianjin Cyril issues a written notice to the Existing Shareholder to replace the Proxy, the Existing Shareholder shall immediately designate another Chinese citizen then designated by Tianjin Cyril to exercise the above Voting Rights. The new power of attorney shall supersede the original one upon made. Other than the foregoing, The Existing Shareholder shall not revoke the entrustment and authorization made to the Proxy.

1.2          The Proxy shall exercise diligence and caution to exercise the entrusted obligations in accordance with the law to the extent authorized hereunder; the Existing Shareholder acknowledges and assumes relevant liabilities for any legal consequences arising from the exercise of the Voting Rights by the Proxy.

1.3          The Existing Shareholder hereby confirms that the Proxy will not need to seek the opinion of the Existing Shareholder prior to the exercise of the above Voting Rights, but shall promptly inform the Existing Shareholder after the resolutions have been made.

Article 2  Right to Know

2.1          For the purpose of exercising the Voting Right under this Agreement, the Proxy shall have the right to know the relevant information about the Company’s operations, business, customers, finance and employees, and have access to relevant data of the Company. The Company shall give full assistance in this regard.

Article 3  Exercise of Voting Rights

3.1       The Existing Shareholder will provide sufficient assistance with respect to the Proxy’s exercise of the Voting Rights, including promptly signing the resolution or other relevant legal documents, as necessary (for example, as required for submission of documents for approval, registration or filing with the government authority).

3.2       If, at any time during the term of this Agreement, the grant or exercise of the Voting Rights under this Agreement cannot be realized for any reason (other than a default by the Existing Shareholder or the Company ), the Parties shall immediately seek the closest alternative to the unrealizable arrangement and, if necessary, sign a supplemental agreement to modify or adjust the terms of this Agreement to ensure that the purpose of this Agreement may be continued to be accomplished.

Article 4  Exemption and Compensation

4.1          The Parties confirm that, in no case shall Tianjin Cyril be required to assume any liability or make any compensation, economic or otherwise, to the other Parties or any third party in respect of the exercise of the Voting Rights under this Agreement by the individual designated by it.

4.2          The Existing Shareholder and the Company agrees to indemnify and hold Tianjin Cyril harmless from and against all losses that Tianjin Cyril suffers or may suffer as a result of its designation of the Proxy to exercise the Voting Rights, and to indemnify and hold the Proxy from and against all losses that the Proxy suffers or may suffer as a result of his/her acceptance of entrustment to exercise the Voting Rights, including but not limited to any loss incurred by the lawsuits, recovery, arbitration, claims brought by any third party against it or the administrative investigations and penalty fines imposed by any government authority, except the loss incurred as a result of an intentional or gross negligence of the Proxy.

Article 5  Representations and Warranties

5.1          The Existing Shareholder hereby represents and warrants that:

5.1.1          he is a Chinese citizen with full capacity; he has full and independent legal status and legal capacity and has been duly authorized to sign, deliver and perform this Agreement and may independently act as a party to the proceedings;

5.1.2          he has full power and authority to sign and deliver this Agreement and all other documents to be executed by him/her with respect to the transactions contemplated by this Agreement, and to complete the transactions described in this Agreement. This Agreement has been duly and legally signed by him/her and constitutes his/her lawful, valid and binding obligation, enforceable against him/her in accordance with the terms hereof;

5.1.3          he is the registered shareholder of the Company as of the effectiveness of this Agreement, and there are no third party rights on the Voting Rights other than the rights created hereunder and under the Equity Pledge Agreement and the Exclusive Purchase Option Agreement entered into by the Existing Shareholder, the Company and Tianjin Cyril. In accordance with this Agreement, the Proxy may fully and adequately exercise the Voting Rights pursuant to the Company’s then effective articles of association; and

5.1.4          his/her execution, delivery and performance of this Agreement and accomplishment of the transactions contemplated under this Agreement do not violate the provisions of the PRC laws or any agreement, contract or other arrangement with any third party by which it is bound.

5.2          Tianjin Cyril and the Company hereby represent and warrant that:

5.2.1          it is a limited liability company duly registered and legally existing under the laws of its place of registration and has an independent legal personality; it has full and independent legal status and legal capacity to sign, deliver and perform this Agreement and may independently act as a party to the proceedings; and

5.2.2          it has full internal corporate power and authority to execute and deliver this Agreement and all other documents to be executed by it relating to the transactions contemplated by this Agreement, and the full power and authority to accomplish the transactions contemplated by this Agreement.

5.3          The Company further represents and warrants that:

5.3.1          the Existing Shareholder is the legal and registered shareholder of the Company and legally hold the equity interest of the Company as of the effectiveness of this Agreement. There are no third party rights on the Voting Rights other than the rights created hereunder and under the Equity Pledge Agreement and the Exclusive Purchase Option Agreement entered into by the Existing Shareholder, the Company and Tianjin Cyril. In accordance with this Agreement, the Proxy may fully and adequately exercise the Voting Rights pursuant to the Company’s then effective articles of association.

Article 6  Term

6.1       Subject to the provisions of Sections 6.2 and 6.3 of this Agreement, this Agreement shall remain valid for a period of twenty (20) years from the date on which it is duly executed by the Parties, unless early terminated by the Parties in writing or pursuant to Section 9.1 of this Agreement. This Agreement shall be automatically renewed for one (1) year at the expiry date for unlimited number of times, unless Tianjin Cyril sends a thirty (30) days’ prior notice to the other Parties not to renew the Agreement.

6.2       This Agreement shall terminate on the expiry date of the business term of the Company or Tianjin Cyril, if the Company or Tianjin Cyril fails to complete the approval and registration procedures for the extension of its business term.

Article 7  Notices

7.1          Any notice, request, claim and other correspondence required by this Agreement or made under this Agreement shall be delivered in writing to the Party concerned.

7.2          If the above notice or other communication is sent in the form of fax or telex, it will be deemed to be delivered upon sent; if sent by person, it shall be deemed to have been served at the time of delivery; if sent by mail, it will be deemed to be served five (5) days after mailed.

Article 8  Confidentiality

8.1          Whether or not this Agreement has been terminated, each Party shall keep in strict confidence all trade secrets, proprietary information, customer information and other information of a confidential nature (hereinafter collectively referred to as the “Confidential Information”) relating to the other Parties that come into its knowledge in connection with the conclusion and performance of this Agreement. The Party receiving the Confidential Information shall not disclose any Confidential Information to any other third party except with the prior written consent of the disclosing Party or pursuant to relevant laws and regulations or the requirements of the place where a Party’s affiliated company is listed; a Party receiving Confidential Information shall not use or indirectly use any Confidential Information for any purpose other than the performance of this Agreement.

8.2          The following shall not belong to Confidential Information:

(a)              the information that written evidence prove to have come to the knowledge of the receiving Party before its disclosure;

(b)              information that has entered into the public domain through no fault of the receiving Party; or

(c)              the information that is legally obtained by the receiving Party after receiving such information from other sources.

8.3          The receiving Party may disclose the Confidential Information to its employees, agents or professionals engaged by it, provided that the Party receiving the information shall ensure that such persons comply with the terms and conditions of this Agreement and assume any liabilities if such persons are in breach of the relevant terms and conditions hereof.

8.4          Notwithstanding the other provisions of this Agreement, the effect of this Article shall not be affected by the termination of this Agreement.

Article 9  Liability for Breach of Contract

9.1       The Parties agree and confirm that a Party shall be deemed to have committed a default (a “Default”) if it (the “Defaulting Party”) is in material breach of any of the provisions made under this Agreement or substantially fails to perform or delay the performance of any of the obligations under this Agreement, and any of the non-defaulting Parties (the “Non-Defaulting Party”) has the right to require the Defaulting Party to correct or take remedial actions within a reasonable period of time. If the Defaulting Party fails to correct or take remedial action within a reasonable period of time or within ten (10) days after the relevant Non-Defaulting Party has notified the Defaulting Party in writing of the breach requiring a correction, then

9.1.1       if the Existing Shareholder or Company is the Defaulting Party, Tianjin Cyril shall have the right to terminate this Agreement and require the Defaulting Party to pay all liquidated damages;

9.1.2       if Tianjin Cyril is the Defaulting Party, the Non-Defaulting Party has the right to require the Defaulting Party to pay liquidated damages.

9.2       Notwithstanding the provisions of Article 9.1 above, the Parties agree and confirm that, unless otherwise provided by law, the Company and the Existing Shareholder shall in no event require the termination of this Agreement for any reason.

9.3       Notwithstanding the other provisions of this Agreement, the validity of this Article shall not be affected by the suspension or termination of this Agreement.

Article 10 Miscellaneous

10.1        This Agreement is made in Chinese in three (3) counterparts, one (1) for each Party.

10.2        The conclusion, effectiveness, performance, amendment, interpretation, termination of and resolution of disputes under this Agreement shall be governed by the PRC laws.

10.3        Any dispute arising under and relating to this Agreement shall be settled by mutual agreement. If the Parties are unable to reach a consensus within thirty (30) days of the dispute, the dispute shall be submitted to the court of Beijing with jurisdiction to settle the case. During the dispute resolution, the Parties shall continue to perform other provisions other than those in dispute.

10.4        Any rights, powers and remedies granted to the Parties under any terms of this Agreement shall not preclude any other rights, powers or remedies entitled by the Parties in accordance with the law and other provisions of this Agreement. No exercise by a Party of its rights, powers and remedies shall preclude its exercise of any other rights, powers and remedies to which such Party is entitled.

10.5        No failure to exercise or delay in exercising of any right, power or remedy by a Party entitled under this Agreement or the law (hereinafter referred to as the “Party’s Rights”) may result in the waiver of the Party’s Rights and, no single or partial waiver of the Party’s Rights shall preclude other exercise of the Party’s Rights and the exercise of the other Party’s Rights.

10.6        The headings of this Agreement are inserted for reference only and, in no event shall be used for or affect the interpretation of the provisions of this Agreement.

10.7        Each article of this Agreement may be divisible and independent of each of the other articles, and in the event that one or several of the provisions of this Agreement become invalid, illegal or unenforceable at any time, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised.

10.8        This Agreement, once signed, supersedes any other prior legal documents signed by the Parties with respect to the same subject matter. Any modification or supplement to this Agreement shall be in writing and, except for Tianjin Cyril’s transfer of its rights hereunder pursuant to Section 10.9 below, no amendments or additions to this Agreement shall take effect unless duly signed by the Parties.

10.9        None of the other Parties may assign any of its rights and/or obligations under this Agreement to any third Party without the prior written consent of Tianjin Cyril; the Existing Shareholder and the Company hereby agree that Tianjin Cyril shall have the right to unilaterally transfer any of its rights and/or obligations under this Agreement to any third party after a written notice to the Existing Shareholder and the Company.

10.10     This Agreement shall be binding on the lawful assignee or successor of the Parties. The Existing Shareholder warrants to Tianjin Cyril that he has made all reasonable arrangements and signed all necessary documents to ensure that, at the time of his/her death, incapacity, bankruptcy, divorce or other circumstances that may prevent his/her exercise of the equity interest, none of his/her successors, custodians, creditors, spouses, etc. who may thus acquire the Company’s equity interests or related rights will affect or impede the performance of this Agreement.

[No text below]

[Signature Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

Leo Ou Chen
Signature:	/s/ Leo Ou Chen

Tianjin Cyril Information and Technology Co., Ltd. (Seal) /Seal/

Signature:	/s/ Yusen Dai
Name: Yusen Dai
Title: Legal Representative

Chengdu Li’ao Culture Communication Co, Ltd. (Seal) /Seal/

Signature:	/s/ Leo Ou Chen
Name: Leo Ou Chen
Title: Legal Representative

Signature Page of the Shareholder’s Voting Rights Agreement

Appendix 1:

Power of Attorney

This power of attorney (hereinafter referred to as this “ power of attorney”) is  signed on July 1, 2016 by Leo Ou Chen (identity card number: ***) and issued to Yusen Dai (identity card number: ***) (hereinafter referred to as the “Proxy”):

I, Leo Ou Chen, hereby grant the Proxy the full right to authorize the Proxy as my agent, in my own name, to exercise the following rights entitled by me in my capacity as shareholder of Chengdu Li’ao Culture Communication Co, Ltd. (hereinafter referred to as the “Company”):

1.      to act as my agent to exercise my voting right, make and execute resolutions with respect to all matters requiring resolution of the shareholder, including but not limited to: designating and electing directors and other senior management personnel whose appointment or dismissal should be decided by the Shareholders; disposing of the Company’s assets; dissolving or liquidating the Company, and forming the liquidation group on behalf of the Shareholders and exercising the powers entitled by the liquidation group during the liquidation, etc.;

2.      to act as my agent to exercise other shareholder’s voting rights under the articles of association of the Company (including any other shareholder’s voting rights entitled after the amendment to the articles of association of the Company);

3.      to act as my agent to exercise other voting rights entitled by the Shareholders under the PRC laws and regulations (including amendments, alterations, additions and re-enactments thereto, regardless whether they took effect before or after the conclusion of this Agreement); and

4.      when the Company’s equity interest held by me is transferred according to the exclusive purchase option agreement separately entered into by the Parties, to sign relevant equity transfer agreement and other relevant documents on my behalf and go through the government approvals, registration, filings and such other procedures necessary for such transfer.

I hereby irrevocably confirm that unless Tianjin Cyril Information and Technology Co., Ltd. (“Tianjin Cyril”) issues an instruction to me requesting the replacement of the Proxy, this power of attorney shall remain valid until the termination or early termination date of the Shareholder’s Voting Rights Agreement signed by Tianjin Cyril, the Company and the undersigned on July 1, 2016.

The above authorization is hereby rendered.

Name: Leo Ou Chen
Signature:
Date: July 1, 2016